Exhibit 99.1

ICTV Brands, Inc. Reports Third Quarter 2016 Financial Results

Conference Call Begins Today at 4:30pm EST

Wayne, PA — (Marketwired) – November 10, 2016 – ICTV Brands, Inc. (OTCQX: ICTV), (CSE: ITV), a digitally focused direct response marketing and international branding company focused on the health, wellness and beauty sector, today reported financial results for the quarter ended September 30, 2016.

Third Quarter 2016 Highlights:

●	Positive cash flows from operations of $104K

●	Launched our website for the United Kingdom end of Q3

●	Incremental E-commerce sales of $163K which includes Bed Bath and Beyond, Walmart, JCPenney and Overstock and now Costco Canada which was launched in 3Q

●	Streamlined expense structure resulting in $143K in decreased G&A expenses from prior year quarter

●	Brick and Mortar retail sales of $78,000

Management Commentary:

Richard Ransom, President, stated, “Over the last year, our sales and marketing platform has expanded far beyond our traditional direct response television model. Today ICTV is proud to partner with over ten major North American retailers which distribute our flagship product DermaWand, as well as several of our other brands. We feel the investment in our omni channel platform has laid the foundation for ICTV to bring new products to market all around the globe. The work our team has done in this respect has positioned us to make the announced acquisition of the PhotoMedex consumer assets, including the world renowned no!no! hair removal brand, and creates the ability for ICTV to take advantage of similar opportunities in the future.”

Reported Financial Results:

Third Quarter 2016 Compared to Third Quarter 2015:

Revenues for the three months ended September 30, 2016 were $4.2 million, compared to $3.6 million in the prior year quarter, and $4.5 million in the second quarter of 2016. The year over year increase is attributable to higher media related expenditures, increased international sales and retail and e-commerece sales as the Company continues to broaden its media footprint with its push into additional e-commerce and retail outlets in the fourth quarter. Total selling and marketing expenses increased to $2.3 million from $2.0 million in the prior year quarter. Significant quarterly increases include media expense of $238,000 and internet marketing of $153,000, which were offset by decreases in production expense of $78,000. Total general and administrative expenses decreased to $1.0 million from $1.2 million in the prior year quarter, as a result of travel expenditure decreases of $15,000, payroll and employee benefit expense decreases of $40,000, consulting expense reductions of $9,000, and share based compensation decreases of $102,000. Net loss was ($262,000), compared to net loss of ($822,000) in the prior year quarter. Earnings per share (EPS) was ($0.01), as compared to ($0.03) in the comparable prior year quarter. Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) was a loss of ($140,000) compared to EBITDA of ($663,000) in the prior year quarter.

Nine Months Ended September 30, 2016 Compared to Nine Months Ended September 30, 2015

Revenues for the nine months ended September 30, 2016 were $12.5 million, decreasing from $19.7 million in the prior year period as a result of a decrease in media related expenditures. Total selling and marketing expenses decreased to $6.6 million from $10.0 million, decreasing as result of media expense decreases of $2.5 million, answering and customer service decreasing of $821,000, and merchant fee decreases of $188,000. Total general and administrative expenses decreased to $3.1 million from $4.2 million in the prior year period, as a result of bad debt expense decreases of $475,000, travel expenditure decreases of $152,000, payroll and employee benefit expense decreases of $157,000, consulting expense reductions of $82,000, and share based compensation decreases of $227,000. Net loss was ($951,000), compared to net loss of ($806,000). EPS was ($0.03) for both nine months ended September 30, 2016 and 2015, and Adjusted EBITDA was a loss of ($470,000) compared to EBITDA of ($314,000).

Balance Sheet as of September 30, 2016

At September 30, 2016, we had $1.2 million in cash and cash equivalents compared to $1.3 million at December 31, 2015, and had positive cash flow from operating activities of $104,000 for the nine months ended September 30, 2016, compared to net cash used by operating activities of $974,000 in for the prior year period. Based on our current rate of cash outflows and cash on hand, management believes that its current cash will be sufficient to meet its anticipated cash needs for working capital for at least the next twelve months.

Conference Call

ICTV will hold a conference call to discuss the Company’s third quarter 2016 results and answer questions today, November 10, 2016, beginning at 4:30pm EST. The call will be open to the public and will have a corporate update presented by ICTV’s Chairman and Chief Executive Officer, Kelvin Claney, President, Richard Ransom and Chief Financial Officer, Ernest P. Kollias, Jr., followed by a question and answer period. The live conference call can be accessed by dialing (888) 632-3384 or (785) 424-1675. Participants should ask for the ICTV Brands Earnings Conference Call. Participants are recommended to dial-in approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately two hours after completion through November 24, 2016. To listen to the replay, dial (800) 839-2418 (domestic) or (402) 220-7210 (international). The conference call transcript will be posted to the Company’s corporate website (http://www.ictvbrands.com) for those who are unable to attend the live call.

ICTV Brands, Inc.

ICTV Brands, Inc. sells various health, wellness and beauty products through a multi-channel distribution strategy. ICTV utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell products through direct response television (DRTV), Internet/digital, e-commerce, international third party distributors, live television shopping and retail. Its products are sold in the North America and are available in over 65 countries. Its products include DermaWand, a skin care device that reduces the appearance of fine lines and wrinkles, and helps improve skin tone and texture, DermaVital, a professional quality skin care line that effects superior hydration, the CoralActives brand of acne treatment and skin cleansing products, and Derma Brilliance, a sonic exfoliation skin care system which helps reduce visible signs of aging, Jidue, a facial massager device which helps alleviate stress, and Good Planet Super Solution, a multi-use cleaning agent. ICTV Brands, Inc. was founded in 1998 and is headquartered in Wayne, Pennsylvania. For more information on our current initiatives, please visit www.ictvbrands.com.

Non-GAAP Financial Information

Adjusted EBITDA is defined as income from continuing operations before depreciation, amortization, interest expense, interest income, and stock-based compensation. Adjusted EBITDA is not intended to replace operating income, net income, cash flow or other measures of financial performance reported in accordance with generally accepted accounting principles. Rather, Adjusted EBITDA is an important measure used by management to assess the operating performance of the Company. Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies.

Forward-Looking Statements

Forward-Looking Statements. This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, including but not limited to the discussion under “Risk Factors” therein, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

ICTV BRANDS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF

	September 30, 2016	December 31, 2015
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,212,271	$1,334,302
Accounts receivable, net of allowances for returns and doubtful accounts of $135,353 and $118,563, respectively	508,893	301,726
Inventories, net	1,454,357	2,205,726
Prepaid expenses and other current assets	364,899	417,057
Total current assets	3,540,420	4,258,811

Furniture and equipment	73,298	72,008
Less accumulated depreciation	(56,129)	(50,492)
Furniture and equipment, net	17,169	21,516

Other assets – long-term, net of accumulated amortization of $218,213	945,602	-

Total assets	$4,503,191	$4,280,327

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,444,177	$1,516,250
Severance payable – short-term	-	45,995
Deferred revenue – short-term	626,650	444,066
Other liabilities – short-term	287,528	-
Total current liabilities	2,358,355	2,006,311

Deferred revenue – long-term	305,466	405,746
Other liabilities – long-term	663,220	-
Total long-term liabilities	968,686	405,746

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock 20,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized 28,202,739 and 28,027,012 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	17,992	17,816
Additional paid-in-capital	11,389,740	11,130,588
Accumulated deficit	(10,231,582)	(9,280,134)

Total shareholders’ equity	1,176,150	1,868,270

Total liabilities and shareholders’ equity	$4,503,191	$4,280,327

See accompanying notes to condensed consolidated financial statements as filed on www.sec.gov.

ICTV BRANDS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

NET SALES	$4,203,530	$3,615,880	$12,471,266	$19,739,812

COST OF SALES	1,158,998	1,210,777	3,698,764	6,223,875

GROSS PROFIT	3,044,532	2,405,103	8,772,502	13,515,937

OPERATING EXPENSES:
General and administrative	1,035,752	1,178,289	3,076,489	4,248,599
Selling and marketing	2,267,103	2,048,892	6,636,950	10,073,169
Total operating expenses	3,302,855	3,227,181	9,713,439	14,321,768

OPERATING INCOME (LOSS)	(258,323)	(822,078)	(940,937)	(805,831)

INTEREST (EXPENSE) INCOME, NET	(3,274)	133	(10,511)	330

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAX	(261,597)	(821,945)	(951,448)	(805,501)

PROVISION FOR INCOME TAXES	-	-	-	-

NET INCOME (LOSS)	$(261,597)	$(821,945)	$(951,448)	$(805,501)

NET INCOME (LOSS) PER SHARE
BASIC	$(0.01)	$(0.03)	$(0.03)	$(0.03)
DILUTED	$(0.01)	$(0.03)	$(0.03)	$(0.03)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
BASIC	28,202,739	24,693,678	28,184,584	24,320,974
DILUTED	28,202,739	24,693,678	28,184,584	24,320,974

See accompanying notes to condensed consolidated financial statements as filed on www.sec.gov.

ICTV BRANDS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

(Unaudited)

	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(951,448)	$(805,501)
Adjustments to reconcile net (loss) income to net cash and cash equivalents provided by (used in) operating activities:
Depreciation	5,637	6,229
Bad debt expense	693,607	1,168,658
Share based compensation	259,328	485,579
Non cash interest expense	11,933	-
Amortization of other asset	218,213	-
Change in assets and liabilities
Accounts receivable	(900,774)	(614,308)
Inventories	751,369	(421,973)
Prepaid expenses and other current assets	52,158	196,839
Accounts payable and accrued liabilities	(72,073)	(786,964)
Severance payable	(45,995)	(30,600)
Deferred revenue	82,304	(171,490)
Net cash provided by (used in) operating activities	104,259	(973,531)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture and equipment	(1,290)	-
Net cash used in investing activities	(1,290)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Paydown of DermaWand asset purchase agreement	(225,000)	-
Proceeds from exercise of options	-	91,640
Proceeds from exercise of warrants	-	112,500
Release of collateral on line of credit	-	500,000
Net cash (used in) provided by financing activities	(225,000)	704,140

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(122,031)	(269,391)

CASH AND CASH EQUIVALENTS, beginning of the period	1,334,302	1,144,983

CASH AND CASH EQUIVALENTS, end of the period	$1,212,271	$875,592

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Taxes paid	$-	$50
Interest paid	-	-

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY:
DermaWand Asset Purchase Agreement	$1,200,000	$-

See accompanying notes to condensed consolidated financial statements as filed on www.sec.gov.